                                   Exhibit 12

                              Computation of Ratios


Net Income Per Share                                           =    Net Income/Average Common Shares Outstanding

Cash Dividends Per Share                                       =    Dividends Paid/Average Common Shares Outstanding

Book Value Per Share                                           =    Total Shareholders' Equity/Average Common Shares
                                                                    Outstanding

Return on Average Assets                                       =    Net Income/Average Assets

Return on Average Shareholders' Equity                         =    Net Income/Average Shareholders' Equity

Net Interest Margin                                            =    Net Interest Income/Average Earning Assets

Noninterest Expense to Average Assets                          =    Noninterest Expense/Average Assets

Efficiency Ratio                                               =    Noninterest Expense/(Net Interest Income Plus
                                                                    Noninterest Income)

Average Loans to Deposits                                      =    Average Net Loans/Average Deposits Outstanding

Dividend Payout                                                =    Dividends Declared/Net Income

Average Shareholders' Equity to Average Assets                 =    Average Shareholders' Equity/Average Assets

Tier I Capital Ratio                                           =    Shareholders' Equity--Intangible Assets--
                                                                    Securities Mark-to-market Capital Reserve
                                                                    (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio                                            =    Tier I Capital Plus Allowance for Loan
                                                                    Losses/Risk Adjusted Assets

Tier I Leverage Ratio                                          =    Tier I Capital/Average Assets

Net Charge-offs to Average Loans                               =    (Gross Charge-offs Less Recoveries)/ Average Net Loans

Non-performing Loans to Period End Loans                       =    (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                                    Greater)/Gross Loans Net of Unearned Interest)

Non-performing Assets to Period End Assets                     =    (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                                    Greater Plus Other Real Estate)/Total Assets

Allowance for Loan Losses to Period                            =    Loan Loss Reserve/(Gross Loans Net of
 End Loans                                                          Unearned Interest

Allowance for Loan Losses to Non-                              =    Loan Loss Reserve/(Nonaccrual Loans Performing
 Loans                                                              Plus Loans Past Due 90 days or Greater)


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